Exhibit 5.1

[Jones Day Letterhead]

October 26, 2017

Asbury Automotive Group, Inc.
2905 Premiere Parkway NW
Suite 300
Duluth, Georgia 30097

Re:	Registration Statement on Form S-8 Filed by Asbury Automotive Group, Inc.
Ladies and Gentlemen:
We have acted as counsel for Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), in connection with the Asbury Automotive Group, Inc. Deferred Compensation Plan (the “Plan”). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the $15,000,000 of deferred compensation obligations registered on the Registration Statement on Form S-8 filed by the Company on October 26, 2017 (the “Deferred Compensation Obligations”), which represent general unsecured obligations to pay deferred compensation in the future in accordance with the Plan, when issued in accordance with the provisions of the Plan, will constitute valid and binding obligations of the Company.

The opinion set forth above is qualified to the extent that enforceability of the obligations with respect to any Deferred Compensation Obligations or any related documents or instruments may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial opinions or doctrines of general applicability from time to time in effect, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue the Deferred Compensation Obligations in accordance with the Plan will be in full force and effect at all times at which such Deferred Compensation Obligations are issued, and the Company will take no action inconsistent with such resolutions.

Asbury Automotive Group, Inc
October 26, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Deferred Compensation Obligations under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day